UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: April 10, 2006
(Date of earliest event reported)

SEQUIAM CORPORATION
(Exact Name of Registrant as Specified in Charter)

California	333-45678	33-0875030
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Sunport Lane
Orlando, Florida 32809
(Address of Principal Executive Offices)

(407) 541-0773
(Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

ྏ	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
ྏ	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
ྏ	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
ྏ	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01.	Entry into a Material Definitive Agreement.

Effective April 10, 2006, Sequiam Biometrics, Inc. (“Biometrics”), a wholly-owned subsidiary of Sequiam Corporation, entered into an Exclusive License Agreement (the “Agreement”) with Tacoma Technology, Inc. (“Tacoma”). Pursuant to the Agreement, Tacoma granted to Biometrics an exclusive, nontransferable, revocable, worldwide, royalty-bearing license to manufacture, use, sell or offer for sale licensed Tacoma products.

In connection with the Agreement, Biometrics will act, during the term of the Agreement, as Tacoma’s exclusive global manufacturer for all of the Tacoma products identified in the Agreement, which will include all of Tacoma’s biometric sensor modules (collectively, the “Tacoma Products”). In addition, Biometrics will act, during the term of this Agreement, as Tacoma’s exclusive biometric distributor and will sell and distribute the Tacoma Products within North America, South America, Europe and Africa.

The term of the Agreement is six years, expiring on April 10, 2012, and may be automatically renewed for additional 24-month terms unless either party provides the other with 30-days prior notice of its desire not to renew the Agreement. Tacoma shall receive a royalty payment, on a per unit basis, equal to 7% of monies received in connection with the sale of the Tacoma Products by Biometrics. All royalty payments must be calculated and paid to Tacoma every 30 days. Biometrics has the option at any time during the term of the Agreement to acquire Tacoma for the sum of $2,000,000.

In exchange for considerations within the Agreement, Biometrics shall lend to Tacoma $20,000 per month for the first 24 months of the Agreement (the “Loan”). Although the terms of the Loan will be covered in a separate agreement, the Agreement requires Tacoma to pay to Biometrics a payment equal to $.25 per unit sold in order to repay the principal and interest outstanding on the Loan.

The Agreement is furnished as Exhibit 10.1 hereto.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits.

10.1	Exclusive License Agreement, effective April 10, 2006, by and between Sequiam Biometrics, Inc. and Tacoma Technology, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEQUIAM CORPORATION

Date: April 14, 2006	By:	/s/ Mark L. Mroczkowski
	Name:	Mark L. Mroczkowski
	Title:	Senior Vice President and Chief Financial Officer